The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated November 5, 2010

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 577 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated November , 2010
Rule 424(b)(2)

$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Commodity LASERSSM due November    , 2012
Based on the Performance of Silver (the “LASERS”)
Unlike ordinary debt securities, the Commodity LASERSSM due November      , 2012 Based on the Performance of Silver, which we refer to as the LASERS, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity you will receive for each LASERS that you hold an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of silver, which we refer to as the underlying commodity, both (i) on the valuation date (as defined below) and (ii) on each trading day during the period from but excluding the pricing date (as defined below) to and including the valuation date.  If the commodity percent change (as defined below) is greater than the downside threshold value of -35% on each trading day during the period from but excluding the pricing date to and including the valuation date, the return on your investment in the LASERS will be the greater of the final commodity percent change (as defined below) and the specified fixed percentage.  If the commodity percent change is less than or equal to -35% on any trading day during the same period, the payment at maturity will be solely based on the final commodity percent change, which may be negative, and you will be exposed on a 1 to 1 basis to the negative performance of the underlying commodity on the valuation date. In no event will the payment at maturity be greater than the specified maximum payment at maturity. The payment at maturity may be less, and potentially significantly less, than the stated principal amount of the LASERS and could be zero.  The LASERS are senior unsecured obligations of Morgan Stanley, and all payments on the LASERS are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each LASERS is $1,000.
•	We will not pay interest on the LASERS.
•
For each LASERS that you hold, you will receive at maturity the sum of the stated principal amount and the return amount, and this payment may be greater than, equal to or less than the stated principal amount.  In no event will this payment be greater than the maximum payment at maturity of $1,280 per LASERS (128% of the stated principal amount).  There is no minimum payment at maturity.

•	The return amount will equal:
º
if the commodity percent change is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, an amount in cash equal to the stated principal amount times the greater of (i) the final commodity percent change and (ii) the fixed percentage, or

º
if the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, an amount in cash equal to the stated principal amount times the final commodity percent change.

•	The downside threshold value is -35%.
•	The commodity percent change on any trading day is equal to:
Commodity price - initial commodity price
initial commodity price
•
The final commodity percent change will equal the commodity percent change as determined on November      , 2012, which we refer to as the valuation date, subject to postponement due to a non-trading day or a market disruption event.

•	We refer to the day we price the LASERS for initial sale to the public as the pricing date.
•	The fixed percentage will be 13% to 15%. The actual fixed percentage will be determined on the pricing date.
•	The initial commodity price will equal the commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
•
The commodity price for determining the commodity percent change on any trading day, including the valuation date, will be determined as set forth on page PS-5 in the section of this pricing supplement entitled “Summary of Pricing Supplement.”

•	Investing in the LASERS is not equivalent to investing directly in silver or in futures contracts or forward contracts on silver.
•	The LASERS will not be listed on any securities exchange.
•	The CUSIP number for the LASERS is 617482PH1. The ISIN for the LASERS is US617482PH10.
You should read the more detailed description of the LASERS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of LASERS.”
The LASERS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER LASERS

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per LASERS	$1,000	$22.50	$977.50
Total	$	$	$

(1)
The LASERS will be issued at $1,000 per LASERS and the agent’s commissions will be $22.50 per LASERS; provided that the price to public and the agent's commissions for the purchase by any single investor of greater than $1,000,000 and less than $3,000,000 principal amount of LASERS will be $996.25 per LASERS and $18.75 per LASERS, respectively; for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of LASERS will be $994.38 per LASERS and $16.88 per LASERS, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of LASERS will be $992.50 per LASERS and $15.00 per LASERS, respectively.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $22.50 for each LASERS they sell.  See “Description of LASERS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly owned subsidiary.  See “Description of LASERS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.
The LASERS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the LASERS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the LASERS, see the section of this pricing supplement called “Description of LASERS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the LASERS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The LASERS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The LASERS may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The LASERS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the LASERS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the LASERS to the public in Hong Kong as the LASERS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the LASERS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the LASERS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The LASERS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Each agent and each dealer represents and agrees that it will not offer or sell the LASERS nor make the LASERS the subject of an invitation for subscription or purchase, nor will it circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the LASERS, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the LASERS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the LASERS we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The LASERS offered are medium-term debt securities of Morgan Stanley.  The LASERS have been designed for investors who are willing to forgo market floating interest rates on the LASERS in exchange for a payment at maturity that will vary based on the performance of silver, which we refer to as the underlying commodity, both (i) on the valuation date and (ii) on each trading day during the period from but excluding the pricing date to and including the valuation date.  The LASERS do not guarantee the return of any principal at maturity, and all payments on the LASERS are subject to the credit risk of Morgan Stanley.

“Commodity LASERSSM” is a service mark of Citigroup Global Markets Inc.  Used under license.

Each LASERS costs $1,000
We, Morgan Stanley, are offering the Commodity LASERSSM due November      , 2012 Based on the Performance of Silver, which we refer to as the LASERS.  The stated principal amount and issue price of each LASERS is $1,000.

The original issue price of the LASERS includes the agent’s commissions paid with respect to the LASERS and the costs of hedging our obligations under the LASERS.  The costs of hedging include the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the LASERS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the LASERS.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of LASERS—Use of Proceeds and Hedging.”

The LASERS do not guarantee repayment of any principal at maturity; no interest
Unlike ordinary debt securities, the LASERS do not pay interest and do not guarantee the repayment of any of the principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of LASERS that you hold an amount in cash that will vary depending on the commodity percent change on each trading day over the life of the LASERS and the commodity percent change on November       , 2012, which we refer to as the valuation date, subject to the maximum payment at maturity.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount of the LASERS and could be zero.  There is no minimum payment at maturity.  If the commodity percent change is less than or equal to the downside threshold value of -35% on any trading day during the period from but excluding the day we price the LASERS for initial sale to the public, which we refer to as the pricing date, to and including the valuation date and the commodity percent change on the valuation date, which we refer to as the final commodity percent change, is negative, you will lose some or all of your investment in the LASERS.

Payment at maturity varies depending on the commodity percent change on the valuation date and over the life of the LASERS
If the commodity percent change is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, you will receive at maturity for each LASERS that you hold an amount in cash that will be greater than the stated principal amount of the LASERS.  However, if the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the LASERS will be exposed on a 1 to 1 basis to the performance of the underlying commodity from the pricing date to the valuation date and, if the value of the underlying commodity has declined, the

LASERS will pay less, and possibly significantly less, than the stated principal amount, as more fully described below.

For purposes of determining whether the commodity percent change has reached the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, we will disregard trading days on which a market disruption event occurs and will use closing level monitoring, which means that the commodity percent change will be calculated only once on each trading day based on the fixing price published by the relevant exchange on such day.

At maturity, you will receive, for each LASERS that you hold, the sum of the stated principal amount and the return amount, and this payment may be greater than, equal to or less than the stated principal amount.  In no event will the payment at maturity be greater than the maximum payment at maturity of $1,280 per LASERS (128% of the stated principal amount).  There is no minimum payment at maturity and, accordingly, you could lose your entire investment.

The return amount will be calculated differently depending on whether or not the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date.

●      If the commodity percent change is greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date, the return amount will equal the stated principal amount times the greater of (a) the final commodity percent change and (b) the fixed percentage.

As the return amount will be at least equal to the stated principal amount times the fixed percentage, the payment at maturity in this case will be greater than the stated principal amount of the LASERS.

●     If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the return amount will equal the stated principal amount times the final commodity percent change.

The return amount in this case will be solely based on the commodity percent change on the valuation date.  If the underlying commodity declines in value from the pricing date to the valuation date, the return amount will be negative and consequently, your payment at maturity will be an amount less, and possibly significantly less, than the stated principal amount of the LASERS.

Where,

commodity percent change	=	On any trading day,

commodity price – initial commodity price
initial commodity price

final commodity percent change	=	The commodity percent change as determined on the valuation date.
fixed percentage	=	13% to 15%. The actual fixed percentage will be determined on the pricing date.

initial commodity price	=	the commodity price for the underlying commodity on the pricing date, subject to adjustment for non-trading days and certain market disruption events.

The commodity price for determining the commodity percent change on any trading day, including the valuation date, for the underlying commodity will equal the afternoon silver fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the LBMA on such day.

Investing in the LASERS is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.  All payments on the LASERS are subject to the credit risk of Morgan Stanley.

On PS-7, we have provided a chart titled “Hypothetical Payouts on the LASERS at Maturity,” which illustrates the performance of the LASERS at maturity over a range of hypothetical commodity percent changes.  The chart does not show every situation that can occur.

You can review the historical prices of the underlying commodity for the period from January 1, 2005 through November 4, 2010 in the sections of this pricing supplement called “Description of LASERS—Historical Information” starting on PS-21.  You cannot predict the future performance of the underlying commodity based upon its historical performance.

The final commodity percent change will be based on the price of the underlying commodity on the valuation date.  The scheduled valuation date is November       , 2012.  If, however, the scheduled valuation date is not a trading day with respect to the underlying commodity or if a market disruption event occurs on the valuation date with respect to the underlying commodity, the valuation date will be postponed to the next trading day on which no market disruption event occurs, provided that the commodity price as of the valuation date will not be determined on a date later than the third scheduled trading day following the scheduled valuation date.  If, due to a market disruption event or otherwise, the valuation date occurs on or after November       , 2012, the maturity date will be postponed to the second business day following that valuation date as so postponed.  See the section of this pricing supplement called “Description of LASERS—Maturity Date.”

Your participation in any appreciation of the underlying commodity is limited by the maximum payment at maturity
The positive return investors may realize on the LASERS if the final commodity percent change is positive is limited by the maximum payment at maturity of $1,280 per LASERS, or 128% of the stated principal amount.  The maximum payment at maturity applies to the LASERS whether or not the downside threshold value is reached on any trading day during the period from but excluding the pricing date to and including the valuation date.  Accordingly, your payment at maturity will not exceed $1,280 per LASERS, or 128% of the stated principal amount, regardless of any greater appreciation in the value of the underlying commodity on the valuation date.  See “Hypothetical Payouts on the LASERS at Maturity” on PS-7.

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes.  As calculation agent, MSCG will determine the commodity price for the underlying commodity, the commodity percent change on any trading day, including the valuation date, whether the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, whether a market disruption event has occurred and will calculate the payment, if any, that you will receive at maturity.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the LASERS, Morgan Stanley & Co. Incorporated, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the LASERS of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of LASERS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the LASERS prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the LASERS.  You may revoke your offer to purchase the LASERS at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the LASERS prior to their issuance.  In the event of any material changes to the terms of the LASERS, we will notify you.

Where you can find more information on the LASERS
The LASERS are senior unsecured debt securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the LASERS, you should read the section of this pricing supplement called “Description of LASERS.”  You should also read about some of the risks involved in investing in the LASERS in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the LASERS may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of LASERS —United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the LASERS.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYOUTS ON THE LASERS AT MATURITY

The following table illustrates the total return on the LASERS and the payment at maturity for a range of hypothetical commodity percent changes, depending on whether or not the commodity percent change was less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date.  The hypothetical returns set forth below reflect the downside threshold value of -35%, the hypothetical fixed percentage of 14% and the maximum payment at maturity of $1,280.  The hypothetical returns set forth below are for illustrative purposes only and do not reflect the actual returns applicable to a purchaser of the LASERS.

Commodity percent change	Downside threshold value has NOT been reached		Downside threshold value has been reached*
	Return on LASERS	Payment at Maturity	Return on LASERS	Payment at Maturity
100%	28%	$1,280	28%	$1,280
90%	28%	$1,280	28%	$1,280
80%	28%	$1,280	28%	$1,280
70%	28%	$1,280	28%	$1,280
60%	28%	$1,280	28%	$1,280
50%	28%	$1,280	28%	$1,280
40%	28%	$1,280	28%	$1,280
30%	28%	$1,280	28%	$1,280
28%	28%	$1,280	28%	$1,280
27%	27%	$1,270	27%	$1,270
20%	20%	$1,200	20%	$1,200
15%	15%	$1,150	15%	$1,150
14%	14%	$1,140	14%	$1,140
10%	14%	$1,140	10%	$1,100
5%	14%	$1,140	5%	$1,050
0%	14%	$1,140	0%	$1,000
-5%	14%	$1,140	-5%	$950
-10%	14%	$1,140	-10%	$900
-20%	14%	$1,140	-20%	$800
-34%	14%	$1,140	-34%	$660
-35%	N/A	N/A	-35%	$650
-40%	N/A	N/A	-40%	$600
-50%	N/A	N/A	-50%	$500
-60%	N/A	N/A	-60%	$400
-70%	N/A	N/A	-70%	$300
-80%	N/A	N/A	-80%	$200
-90%	N/A	N/A	-90%	$100
-100%	N/A	N/A	-100%	$0
*In the scenario where the downside threshold value has been reached, the value of the underlying commodity will need to recover by the valuation date so that the final commodity percent change is greater than 0% in order for investors to receive a payment at maturity that exceeds the stated principal amount of the LASERS.

HYPOTHETICAL EXAMPLES

The following examples illustrate how the payment at maturity on the LASERS is calculated.  These examples assume a hypothetical initial commodity price of 2,500¢ and a hypothetical fixed percentage of 14% and reflect the maximum payment at maturity of $1,280 per LASERS.

Example 1: Downside threshold value has NOT been reached and the final commodity percent change is positive.  The commodity percent change is greater than the downside threshold value of -35% on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is positive and greater than the hypothetical fixed percentage.

Hypothetical commodity price on the valuation date: 3,000¢
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	(3,000¢ – 2,500¢) / 2,500¢
	=	20%
Hypothetical fixed percentage	=	14%
Maximum payment at maturity	=	$1,280
Return amount	=	stated principal amount x [the greater of (i) final commodity percent change and (ii) fixed percentage]
	=	$1,000 x 20%
	=	$200
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $200
	=	$1,200

Payment at maturity = $1,200

Example 2:  Downside threshold value has NOT been reached and the final commodity percent change is negative.  The commodity percent change is greater than the downside threshold value of -35% on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is negative.

Hypothetical commodity price on the valuation date: 2,250¢
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	(2,250¢ – 2,500¢) / 2,500¢
	=	-10%
Hypothetical fixed percentage	=	14%
Maximum payment at maturity	=	$1,280
Return amount	=	stated principal amount x [the greater of (i) final commodity percent change and (ii) fixed percentage]
	=	$1,000 x 14%
	=	$140
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $140
	=	$1,140

Payment at maturity = $1,140

In this example, the decrease in value of the underlying commodity results in a negative final commodity percent change.  However, the commodity percent change never reached the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date.  As a result, the investor realizes a positive return on the LASERS equal to the fixed percentage.

Example 3:  Downside threshold value has NOT been reached and the final commodity percent change is greater than 28% such that the payment at maturity is limited by the maximum payment at maturity.  The commodity percent change is greater than the downside threshold value of -35% on each trading day during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is greater than 28% such that the payment at maturity is limited by the maximum payment at maturity.

Hypothetical commodity price on the valuation date: 3,375¢
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	(3,375¢ – 2,500¢) / 2,500¢
	=	35%
Hypothetical fixed percentage	=	14%
Maximum payment at maturity	=	$1,280
Return amount	=	stated principal amount x [the greater of (i) final commodity percent change and (ii) fixed percentage]
	=	$1,000 x 35%
	=	$350
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,280

Payment at maturity = $1,280

In this example, the commodity percent change never reached the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, and the investor receives a return based on the final commodity percent change, as it is greater than the fixed percentage.  However, because the payment at maturity is subject to the maximum payment at maturity, the investor receives only $1,280 per LASERS at maturity.

Example 4:  Downside threshold value HAS been reached and the final commodity percent change is negative.  The commodity percent change was less than or equal to the downside threshold value of -35% on one or more trading days during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is negative.

Hypothetical commodity price on the valuation date: 1,250¢
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	(1,250¢ – 2,500¢) / 2,500¢
	=	-50%
Hypothetical fixed percentage	=	14%
Maximum payment at maturity	=	$1,280
Return amount	=	stated principal amount x final commodity percent change
	=	$1,000 x (-50%)
	=	-$500
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + (-$500)
	=	$500

Payment at maturity = $500

Because the commodity percent change was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date, the investor does not receive the benefit of the fixed percentage return and instead suffers a negative return on the LASERS equal to the final commodity percent change.

Example 5:  Downside threshold value HAS been reached and the final commodity percent change is positive.  The commodity percent change was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date, and the final commodity percent change is positive.

Hypothetical commodity price on the valuation date: 2,600¢
Final commodity percent change	=	(commodity price – initial commodity price) / initial commodity price
	=	(2,600¢ – 2,500¢) / 2,500¢
	=	4%
Hypothetical fixed percentage	=	14%
Maximum payment at maturity	=	$1,280
Return amount	=	stated principal amount x final commodity percent change
	=	$1,000 x 4%
	=	$40
Payment at maturity	=	stated principal amount + return amount, subject to the maximum payment at maturity
	=	$1,000 + $40
	=	$1,040

Payment at maturity = $1,040

In this example, the increase in value of the underlying commodity results in a positive final commodity percent change.  Because the commodity percent change was less than or equal to the downside threshold value on one or more trading days during the period from but excluding the pricing date to and including the valuation date, the investor does not receive the benefit of the fixed percentage return.  However, since the value of the underlying commodity recovered by the valuation date, the investor does not suffer a loss and instead realizes a positive return on the LASERS equal to the final commodity percent change.

RISK FACTORS

The LASERS are not secured debt and, unlike ordinary debt securities, do not pay any interest and do not guarantee the return of any principal at maturity. Investing in the LASERS is not equivalent to directly investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. This section describes the most significant risks relating to the LASERS. You should carefully consider whether the LASERS are suited to your particular circumstances before you decide to purchase them.

The LASERS do not pay interest or guarantee a return of any principal at maturity
The terms of the LASERS differ from those of ordinary debt securities in that we do not guarantee repayment of any of the principal amount of the LASERS at maturity and do not pay you any interest on the LASERS.  If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date and the final commodity percent change is negative, the payment at maturity on each LASERS will be less, and may be significantly less, than the stated principal amount of the LASERS.  Consequently, the entire principal amount of your investment is at risk.

You will lose the benefit of the fixed percentage return if the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date

If the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, the payment at maturity will solely depend on the commodity percent change on the valuation date and you will lose the benefit of the minimum return based on the fixed percentage.  As a result, you will be exposed on a 1 to 1 basis to the negative performance of the underlying commodity on the valuation date.

Your participation in any appreciation of the underlying commodity is limited by the maximum payment at maturity
The positive return investors may realize on the LASERS if the final commodity percent change is positive is limited by the maximum payment at maturity of $1,280 per LASERS, or 128% of the stated principal amount.  The maximum payment at maturity applies to the LASERS whether or not the downside threshold value is reached on any trading day during the period from but excluding the pricing date to and including the valuation date.  Accordingly, your payment at maturity will not exceed $1,280 per LASERS, or 128% of the stated principal amount, regardless of any greater appreciation in the value of the underlying commodity on the valuation date.  See “Hypothetical Payouts on the LASERS at Maturity” on PS-7.

The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS
You are dependent on Morgan Stanley’s ability to pay all amounts due on the LASERS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the LASERS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the LASERS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the LASERS.

Market price of the LASERS may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the LASERS in the secondary market and the price at which Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may be willing to purchase or sell the LASERS in the secondary market, including:

• the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;

•  whether or not the commodity percent change was less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date;

• trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

• interest and yield rates in the market;

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

• the time remaining until the maturity of the LASERS; and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your LASERS prior to maturity.  For example, you may have to sell your LASERS at a substantial loss if the price of the underlying commodity at the time of sale is at or below its initial price and especially if the commodity percent change has reached the downside threshold value or it is believed to be likely to do so in light of the then-current price of the underlying commodity.

You cannot predict the future prices of the underlying commodity based on its historical prices.  The commodity percent change may be less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date such that you will be exposed on a 1 to 1 basis to any negative performance of the underlying commodity and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the final commodity percent change will be positive or that the commodity percent change will be greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date so that you will receive at maturity an amount that is greater than the stated principal amount of the LASERS.

Silver prices are volatile and are affected by numerous factors
Investments, such as the LASERS, linked to the prices of commodities, such as silver, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  These factors may affect the price of silver, and therefore of the LASERS, in varying and potentially inconsistent ways.

Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities.  From time to time, above-ground inventories of silver may also influence the market.  The major end-uses for silver include industrial applications, photography, jewelry and silverware.  The price of silver may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Description of LASERS—Historical Information.”

The LASERS will not be listed and secondary trading may be limited
The LASERS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the LASERS.  MS & Co. may, but is not obligated to, make a market in the LASERS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the LASERS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the LASERS, the price at which you may be able to trade your LASERS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the LASERS, it is likely that there would be no secondary market for the LASERS.  Accordingly, you should be willing to hold your LASERS to maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS
One or more of our subsidiaries expect to carry out hedging activities related to the LASERS (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity.  Some of our subsidiaries also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the level above which the commodity price must remain for the commodity percent change to be greater than the downside threshold value on each trading day during the period from but excluding the pricing date to and including the valuation date and could increase the level at which the commodity price must be on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount on the LASERS, if the downside threshold value were to be reached.  Additionally, such hedging or trading activities during the term of the LASERS could potentially affect the commodity price, including the commodity price on the valuation date, and whether the commodity percent change is less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date, and, accordingly, the amount of cash you will receive upon a sale of the LASERS or at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the LASERS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the LASERS and the cost of hedging our obligations under the LASERS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the LASERS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS
As calculation agent, MSCG will determine the initial commodity price, the final commodity percent change and whether the commodity percent change was less than or equal to the downside threshold value on any trading day during the period from but excluding the pricing date to and including the valuation date or whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity.  See the section of this pricing supplement called “Description of LASERS—Market Disruption Event.”

Investing in the LASERS is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity
Investing in the LASERS is not equivalent to investing directly in the underlying commodity or in futures contracts or in forward contracts on the underlying commodity.  By purchasing the LASERS, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.  Further, by purchasing the LASERS, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

There are risks relating to trading of commodities on the London Bullion Market Association
Silver is traded on the London Bullion Market Association, which we refer to as the LBMA.  The price of silver will be determined by reference to the fixing price reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of silver may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Although the U.S. federal income tax consequences of an investment in the LASERS are uncertain, under current law the LASERS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the LASERS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each LASERS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the LASERS, the timing and character of income on the LASERS might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the LASERS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the LASERS as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the LASERS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the LASERS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the LASERS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF LASERS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “LASERS” refers to each $1,000 Stated Principal Amount of our Commodity LASERSSM due November      , 2012 Based on the Performance of Silver.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	November , 2010

Original Issue Date (Settlement Date)	November , 2010

Maturity Date	November , 2012, subject to postponement if the Valuation Date is postponed in accordance with the definition thereof.

If, due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following the Valuation Date as postponed.  See “––Valuation Date” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per LASERS

Original Issue Price	$1,000 per LASERS

CUSIP Number	617482PH1

ISIN Number	US617482PH10

Denominations	$1,000 and integral multiples thereof

Underlying Commodity	Silver

Payment at Maturity
You will receive for each $1,000 Stated Principal Amount of LASERS that you hold a Payment at Maturity equal to the Stated Principal Amount plus the Return Amount, subject to the Maximum Payment at Maturity.  This amount may be greater than, equal to or less than the Stated Principal Amount.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each LASERS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the LASERS to the Trustee for delivery to DTC, as holder of the LASERS, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note”

below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Maximum Payment at Maturity	$1,280 per LASERS (128% of the Stated Principal Amount)

Return Amount	The Return Amount will be determined by the Calculation Agent and will equal:

•
if the Commodity Percent Change is greater than the Downside Threshold Value on each Trading Day during the period from but excluding the Pricing Date to and including the Valuation Date, an amount equal to the Stated Principal Amount times the greater of (i) the Final Commodity Percent Change and (ii) the Fixed Percentage; or

•
if the Commodity Percent Change is less than or equal to the Downside Threshold Value on any Trading Day during the period from but excluding the Pricing Date to and including the Valuation Date, an amount equal to the Stated Principal Amount times the Final Commodity Percent Change.

For purposes of determining whether the Commodity Percent Change has reached the Downside Threshold Value on any Trading Day during the period from but excluding the Pricing Date to and including the Valuation Date, we will disregard Trading Days on which a Market Disruption Event occurs and will use closing level monitoring, which means that the Commodity Percent Change will be calculated only once on each Trading Day based on the fixing price for the Underlying Commodity published by the Relevant Exchange on such day.

Downside Threshold Value	-35%

Fixed Percentage	13% to 15%. The actual Fixed Percentage will be determined on the Pricing Date.

Commodity Percent Change	On any Trading Day,

Commodity Price – Initial Commodity Price
Initial Commodity Price

Final Commodity Percent Change	The Commodity Percent Change as determined on the Valuation Date.

Initial Commodity Price
The Commodity Price on the Pricing Date, provided that if the Pricing Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on the Pricing Date, the Initial Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs, provided further that the Initial Commodity Price will not be determined on a date later than the third scheduled Trading Day following the Pricing Date.  If such date is not a Trading Day with respect to the Underlying Commodity or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Initial Commodity Price on such third scheduled Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the Initial Commodity Price shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the Initial Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Initial Commodity Price as finally published by the Relevant Exchange differs from the relevant Initial Commodity Price specified in the pricing supplement, we will include the definitive Initial Commodity Price in an amended pricing supplement.

Commodity Price
The Commodity Price for the Underlying Commodity on any Trading Day, including the Valuation Date, will equal the afternoon Silver fixing price per troy ounce of Silver for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the LBMA on such day.

Reuters, Bloomberg and various other third party sources may report prices of the Underlying Commodity.  If any such reported price differs from that as published by the Relevant Exchange for the Underlying Commodity, the price as published by such Relevant Exchange will prevail.

Valuation Date
November       , 2012; provided that if the scheduled Valuation Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on the scheduled Valuation Date, the Valuation Date will be postponed and the Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs.  The Final Commodity Percent Change will be determined on the Valuation Date as so postponed; provided that the Commodity Price as of the Valuation Date will not be determined on a date later than the third scheduled Trading Day following the scheduled Valuation Date.  If such date is not a Trading Day with respect to the Underlying Commodity or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Commodity Price as of the Valuation Date on such third scheduled Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Commodity Price as of the Valuation Date will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, such Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange
Relevant Exchange means the LBMA or, if the LBMA is no longer the principal exchange or trading market for Silver, such exchange or principal trading market for Silver that serves as the source of prices for Silver and any principal exchanges where options or futures contracts on Silver are traded.

Trading Day
Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Book Entry Note or
Certificated Note
Book Entry.  The LASERS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the LASERS.  Your beneficial interest in the LASERS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the LASERS, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Calculation Agent	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per LASERS, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of LASERS, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the LASERS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Commodity Price, the Commodity Percent Change, whether the Commodity Percent Change is less than or equal to the Downside Threshold Value on any Trading Day during the period from but excluding the Pricing Date to and including the Valuation Date and whether a Market Disruption Event has occurred.  See “—Market Disruption Event” below.  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means any of Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.

Price Source Disruption	Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange for the Underlying Commodity or (ii) the disappearance of, or of trading in, the Underlying Commodity.

Trading Disruption
Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange.

Tax Disruption
Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of the Underlying Commodity on any Trading Day from what it would have been without that imposition, change or removal.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the LASERS shall have occurred and be continuing, the amount declared due and payable per LASERS upon any acceleration of the LASERS (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though (i) the Commodity Percent Change on such date of acceleration were the Final Commodity Percent Change and (ii) the period during which the Commodity Percent

Change is observed for the purpose of determining whether the Downside Threshold Value has been reached ended at 4:00 p.m. (New York City time) on such date of acceleration.

If the maturity of the LASERS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the LASERS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Information
The following table sets forth the published high and low daily fixing prices of the Underlying Commodity, as well as the end-of-quarter prices of the Underlying Commodity, for each calendar quarter in the period from January 1, 2005 to November 4, 2010.  The Commodity Price on November 4, 2010 was 2,538¢.  The graph following the table sets forth the daily fixing prices of the Underlying Commodity for the same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The Commodity Prices of the Underlying Commodity on the Pricing Date and on each Trading Day during the period from but excluding the Pricing Date to and including the Valuation Date will be determined with reference to the prices published by the Relevant Exchange in accordance with the provisions set forth herein, rather than the prices published by Bloomberg Financial Markets on such dates. The historical performance of the Underlying Commodity set out in the table and graph below should not be taken as an indication of its future performance.  We cannot give you any assurance that the Downside Threshold Value will not be reached or that the Commodity Percent Change on the Valuation Date will be greater than zero so that you will receive a Payment at Maturity in excess of the Stated Principal Amount of the LASERS.  The price of the Underlying Commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Silver High and Low Daily Fixing Prices and End-of-Quarter Prices January 1, 2005 through November 4, 2010 (stated in U.S. cents per troy ounce)

Silver	High	Low	Period End
2005
First Quarter	757.00	639.00	718.75
Second Quarter	753.00	685.00	710.00
Third Quarter	753.00	674.00	753.00
Fourth Quarter	922.50	734.50	883.00
2006
First Quarter	1,175.50	883.00	1,175.50
Second Quarter	1,494.00	972.00	1,070.00
Third Quarter	1,315.00	1,052.00	1,155.00
Fourth Quarter	1,405.00	1,082.50	1,290.00
2007
First Quarter	1,458.00	1,221.00	1,335.00
Second Quarter	1,409.00	1,226.00	1,254.00
Third Quarter	1,365.00	1,167.00	1,365.00
Fourth Quarter	1,582.00	1,321.00	1,476.00
2008
First Quarter	2,092.00	1,493.00	1,799.00
Second Quarter	1,856.00	1,619.00	1,765.00
Third Quarter	1,930.00	1,066.00	1,296.00
Fourth Quarter	1,228.00	888.00	1,079.00
2009
First Quarter	1,439.00	1,051.00	1,311.00
Second Quarter	1,597.00	1,198.00	1,394.00
Third Quarter	1,738.00	1,247.00	1,645.00
Fourth Quarter	1,918.00	1,621.00	1,699.00
2010
First Quarter	1,884.00	1,514.00	1,750.00
Second Quarter	1,964.00	1,736.00	1,874.00
Third Quarter	2,207.00	1,755.00	2,207.00
Fourth Quarter (through November 4, 2010)	2,538.00	2,195.00	2,538.00

Silver Daily Afternoon Fixing Price – January 1, 2005 to November 4, 2010

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the LASERS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the LASERS.  The Original Issue Price of the LASERS includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the LASERS and the cost of hedging our obligations under the LASERS.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the LASERS at any time in secondary market transactions will likely be significantly lower than the Original Issue Price, since secondary market prices are likely to exclude commissions paid with respect to the LASERS and the cost of hedging our obligations under the LASERS that will be included in the Original Issue Price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the LASERS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the LASERS by taking positions in futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Commodity Price, and, as a result, could increase the level above which the Commodity Price must remain for the Commodity Percent Change to be greater than the Downside Threshold Value on each Trading Day during the period from but excluding the Pricing Date to and including the Valuation Date and could increase the level at which the Commodity Price must be on the Valuation Date before you would receive a Payment at Maturity that exceeds the Stated Principal Amount of the LASERS, if the Downside Threshold Value were to be reached.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the LASERS by purchasing and selling futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the LASERS, including on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the Commodity Price and, therefore, adversely affect the value of the LASERS or the payment you will receive at maturity.

Supplemental Information Concerning Plan of Distribution; Conflicts
of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of LASERS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the LASERS directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $996.25 per LASERS and the Agent’s commissions will be $18.75 per LASERS for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of the LASERS, the price will be $994.38 per LASERS and the Agent’s commissions will be $16.88 per LASERS for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of the LASERS and the price will be $992.50 per LASERS and the Agent’s commissions will be $15.00 per LASERS for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of the LASERS.  The Agent may distribute the LASERS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent a fixed sales commission of $22.50 for each LASERS they sell; provided that concessions allowed to such dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the LASERS distributed by such dealers.  After the initial offering of the LASERS, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the LASERS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the LASERS.  Specifically, the Agent may sell more LASERS than it is obligated to purchase in connection with the offering, creating a naked short position in the LASERS for its own account.  The Agent must close out any naked short position by purchasing the LASERS in the open market after the offering.  A naked short position in the LASERS is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the LASERS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the

Agent may bid for, and purchase, the LASERS or futures contracts or other instruments on the Underlying Commodity in the open market to stabilize the price of the LASERS. Any of these activities may raise or maintain the market price of the LASERS above independent market prices or prevent or retard a decline in the market price of the LASERS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the LASERS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the LASERS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the LASERS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the LASERS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the LASERS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the LASERS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the LASERS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the LASERS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The LASERS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The LASERS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The LASERS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the LASERS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the LASERS to the public in Hong Kong as the LASERS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the LASERS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the LASERS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The LASERS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the LASERS nor make the LASERS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the LASERS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the LASERS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these LASERS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these LASERS are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the LASERS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these LASERS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these LASERS.

Because we may be considered a party in interest with respect to many plans, these LASERS may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these LASERS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such LASERS on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these LASERS on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these LASERS has exclusive responsibility for ensuring that its purchase, holding and disposition of the LASERS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any LASERS to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the LASERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the LASERS by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the LASERS, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the LASERS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the LASERS.  This discussion applies only to initial investors in the LASERS who:

• purchase the LASERS at their “issue price”; and

• will hold the LASERS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the LASERS as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the LASERS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the LASERS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, the LASERS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the LASERS or instruments that are similar to the LASERS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or courts will agree with the treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS (including possible alternative treatments of the LASERS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the LASERS described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a LASERS that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the LASERS

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the LASERS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the LASERS should equal the amount paid by the U.S. Holder to acquire the LASERS.

Sale, Exchange or Settlement of the LASERS at Maturity.  Upon a sale or exchange of the LASERS or upon settlement of the LASERS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the LASERS sold, exchanged or settled.  Any gain or loss recognized upon sale, exchange or settlement of a LASERS should be long-term capital gain or loss if the U.S. Holder has held the LASERS for more than one year at such time and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the LASERS

Due to the absence of authorities that directly address the proper characterization of the LASERS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the LASERS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the LASERS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the LASERS every year at a “comparable yield” determined at the time of its issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the LASERS would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.  Because the LASERS provide for the return of principal except where the commodity percent change on any trading day during the term of the LASERS is less than or equal to the downside threshold value, the risk that they will be recharacterized, for U.S. federal income tax purposes, as debt instruments rather than as an open transaction, is higher than with other commodity-linked securities that do not provide for the return of principal.

Even if the Contingent Debt Regulations do not apply to the LASERS, other alternative federal income tax treatments of the LASERS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the LASERS.  It is possible, for example, that a LASERS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the LASERS and the proceeds from a sale, exchange or other disposition of the LASERS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a LASERS that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the LASERS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the LASERS.

Tax Treatment upon Sale, Exchange or Settlement of a LASERS

Unless otherwise provided in the applicable pricing supplement and assuming the treatment of the LASERS as set forth above is respected, a Non-U.S. Holder of the LASERS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a LASERS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the LASERS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

• the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a LASERS (or a financial institution holding a LASERS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the LASERS.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the LASERS should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the LASERS, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the LASERS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the LASERS to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the LASERS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the LASERS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the LASERS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the LASERS.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a LASERS” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability.